Exhibit 23.1

                       Consent of McGladrey & Pullen LLP


As independent auditors, we hereby consent to the incorporation by reference of our reports, dated February 22, 2001, relating to the consolidated financial statements and financial statement schedules of NTELOS Inc. and the financial statements of West Virginia PCS Alliance, L.C. as of December 31, 1999 and 2000 and for each of the years in the three year period ended December 31, 2000, included in or incorporated by reference into the 2000 Annual Report on Form 10-K of NTELOS Inc., into the previously filed Form S-8 Registration Statements, File Nos. 33-31361, 33-45650, 33-55745, 333-45593, 333-40751, 333-40753 and
333-54288 and Form S-3 Registration Statement Nos. 333-17945 and 333-54226 of NTELOS Inc. (formerly CFW Communications Company).

/s/ McGladrey & Pullen LLP

Richmond, Virginia
March 30, 2001